Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2016 Results

Bridgeview, IL, May 5, 2016 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced First Quarter 2016 results.

For the three months ended March 31 2016, the Company reported net income attributable to shareholders of Manitex International of $1.5 million or $0.09 per share, on net revenues of $102.4 million, compared to a net loss of ($0.2) million or ($0.01) per share on sales of $101.0 million for the three months ended March 31 2015. Net income attributable to shareholders of Manitex International adjusted for transaction related and restructuring related items for the three months ended March 31 2016 was $0.3 million or $0.02 per share, compared to $1.5 million or $0.10 per share for the three months ended March 31 2015. (The Glossary at the end of this press release contains further details regarding these adjustments).

First Quarter 2016 Financial Highlights:

•	Net revenues increased to $102.4 million representing a year-over-year increase of 1.3% from $101.0 million, and an increase of 9.5% from the $93.5 million in the fourth quarter of 2015.

•	Gross margin of 18.0% compared to adjusted gross margin of 17.4% in the fourth quarter of 2015 and adjusted gross margin of 18.7% in last year’s same period.

•	Cost reductions of $2.2 million achieved, equal to 40% of 2016 target.

•	Adjusted EBITDA of $6.5 million or 6.3% of sales compared to adjusted EBITDA of $7.9 million or 7.8% of sales for the first quarter of 2015.

•	Repaid $6.7 million of term debt, including full repayment of US recourse term bank debt.

•	Sold non-core terminal tractor product line, realizing after-tax gain of $1.2 million or $0.07 per share.

•	Consolidated backlog was $78.6 million at March 31 2016, compared to $82.5 million at December 31, 2015.

Chairman and Chief Executive Officer, David Langevin, commented, “We started the year off at a reasonable level in light of continued market sluggishness in our sector. At the present time, we see the North American market for straight mast cranes continuing at low levels. However, based upon the order rate in the market for the first quarter, we may have seen the bottom. Further, while the global markets for industrial equipment are running at such low levels, we have the opportunity at this time to concentrate on the stated goals that we outlined in our annual earnings release, namely to execute on our cost reduction programs throughout our company, continue to integrate PM, expand ASV branded distribution, refocus our product line to our higher margin businesses and to continue to reduce debt.

“We are carefully managing our balance sheet and capital resources, and while we reported a total debt at the end of the quarter that was up from year end, it is important to note that this represents a temporary increase in our working capital lines to bridge a $23 million increase in receivables and relatively flat inventory on $8.9 million in higher sales. We have paid down the entirety of our term debt from the PM acquisition in just one year, which represents a portion of the $6.7 million in overall term debt paid down in the quarter and we expect further working capital improvements, net debt reductions, and improved cash conversion throughout the coming year. We believe that successful execution of our strategy, as outlined above, will drive growth of our highest margin products, achieve stronger cash generation, improve our balance sheet, and yield significant returns to our shareholders,” Mr. Langevin continued.

Continuing Operations: Segment Results

	As Reported		As Adjusted
	Three Months Ended March 31		Three Months Ended March 31
$000	2016	2015	2016	2015
Consolidated
Net Revenues	102,361	101,042	102,361	101,042
Operating Income	3,357	2,050	3,357	5,077
Operating Margin %	3.3%	2.0%	3.3%	5.0%
Lifting Segment
Net Revenues	70,189	66,662	70,189	66,662
Operating Income	4,228	2,720	4,768	3,777
Operating Margin %	6.0%	4.1%	6.8%	5.7%
ASV Segment
Net Revenues	28,468	32,061	28,468	32,061
Operating Income	1,027	1,979	1,027	2,808
Operating Margin %	3.6%	6.2%	3.6%	8.8%
Equipment Distribution Segment
Net Revenues	5,551	3,490	5,551	3,490
Operating Income	154	30	-386	30
Operating Margin %	2.8%	0.9%	-7.0%	0.9%
Corporate & Eliminations
Revenue eliminations	1,847	1,171	1,847	1,171
Corporate charges & inter segment profit in inventory	2,052	2,679	2,052	3,820

(The Glossary at the end of this press release contains further details regarding As Adjusted items).

Lifting Segment Results

•

Net revenues increased 5.3% or $3.5 million to $70.2 million for the quarter. PM Group sales reflected a full quarter of sales in 2016 compared to 75 days in the first quarter of 2015, but also showed sales growth in North America and both West and East Europe in particular. PM product mix was relatively stable year over year with the exception of stronger demand in 2016 for aerial platforms. Sales of Manitex straight mast and industrial cranes were down year over year by approximately $3.6 million, with a sales mix skewed to lower capacity units. Sales of military material handling equipment increased year over year with shipments under our long term government contracts ramping up in the quarter.

•

Operating income on an adjusted basis was 6.8% of sales compared to 5.7% in 2015. Gross profit for the three months ended March 2016 was adversely affected by lower volumes affecting absorption and higher sales of lower capacity straight mast cranes and chassis which was partially offset by stronger margins on military sales. Lower operating expenses resulting from cost containment actions offset the lower margin on sales.

ASV Segment Results

•

Net revenues of $28.5 million were $3.6 million lower than the first quarter of 2015, with the shortfall in revenues resulting from a $5.3 million reduction in demand for undercarriages that offset a 9% increase in sales of machines. Undercarriage sales in the first quarter of 2015 were elevated due to acceleration of orders by the customer to accommodate their production schedules. Sales of machines improved 9% year over year and ASV branded product continued to expand on a quarter over quarter basis. Gross margins were negatively impacted by tighter pricing in certain machine categories which offsetting the improved mix of track loaders compared to skid steers. Operating income of $1.0 million was adversely impacted by reduced gross margin from the lower volume and mix of sales, lowering operating margin to 3.6% for the quarter.

•

ASV distribution expanded to 119 locations in North America, up from approximately 100 at the end of 2015 and from zero upon the closing of the transaction. At the end of the quarter ASV now also has its first branded dealers in Canada which is an important market for its product and from which we expect there to be good opportunities.

Equipment Distribution Segment Results

•

Net revenues increased $2.1 million to $5.6 million for the quarter ended March 31 2016 compared to the quarter ending March 31 2015. Sales of new and remarketed equipment were lower than the comparative period with the exception of sales at zero margin to expand the division’s rental fleet operations. The lower level of retail sales, reflecting the continuing soft demand for equipment, was partially offset by improved parts, service and other revenues. Operating loss on an adjusted basis was ($0.4 million) in the quarter with reduced gross margin and operating expenses including costs related to the expansion of the rental fleet operations.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “The first quarter saw further progress with our strategic and operational priorities. Repayments of $6.7 million were made on term debt and at the end of the quarter we had fully repaid the US recourse $14 million term loan for the PM acquisition. Our working capital did increase in the quarter, although we expect this to be largely a temporary effect. The working capital increase came principally from a $23 million increase in receivables driven by the timing and the higher level of sales quarter over quarter, together with the timing of some European shipments at the end of the quarter. Cost reduction and the balancing of activity with demand remain a high focus and despite some significant adverse sales mix comparisons, we achieved a gross margin very comparable with that of the adjusted margin for the first quarter of 2015. Contributing to this are our cost reduction initiatives established in 2015, where we set ourselves a target of $15 million of savings over the three years, 2015 to 2017. We achieved $2.2 million of savings in the first quarter equal to 40% of our annual 2016 target and currently expect to continue to exceed our 2016 target.”

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 888-510-1786 if calling within the United States or 719-325-2484 if calling internationally. A replay will be available until May 12, 2016 which can be accessed by dialing 877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 4006554 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes, container handling equipment and reach stackers, rough terrain forklifts, and other related equipment. Our products, which are manufactured in facilities located in the USA,

Canada, and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, CVS Ferrari, Badger, Liftking, Sabre, and Valla. ASV, our venture with Terex Corporation, manufactures and sells a line of high quality compact track and skid steer loaders.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Darrow Associates Inc.
David Langevin	Peter Seltzberg, Managing Director
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(516) 510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2016	2015
	Unaudited	Unaudited
Net revenues	$102,361	$101,042
Cost of sales	83,916	83,040

Gross profit	18,445	18,002
Operating expenses
Research and development costs	1,489	1,101
Selling, general and administrative expenses	13,599	14,851

Total operating expenses	15,088	15,952

Operating income	3,357	2,050
Other income (expense)
Interest expense	(3,113)	(2,844)
Foreign currency transaction (loss) gain	(537)	945
Other income (expense)	2,182	(18)

Total other expense	(1,468)	(1,917)

Income before income taxes and loss in non-marketable equity interest from continuing operations	1,889	133
Income tax expense from continuing operations	517	31
Loss in non-marketable equity interest, net of taxes	(39)	(39)

Net income from continuing operations	1,333	63
Discontinued operations
Income from operations of discontinued operations	—	10
Income tax expense	—	3

Income on discontinued operations	—	7

Net income	1,333	70
Net loss (income) attributable to noncontrolling interest	127	(294)

Net income (loss) attributable to shareholders of Manitex International, Inc.	$1,460	$(224)

Earnings (loss) Per Share
Basic
Earnings (loss) from continuing operations attributable to shareholders of Manitex International, Inc.	$0.09	$(0.01)
Income (loss) from discontinued operations attributable to shareholders of Manitex International, Inc.	$—	$—
Earnings (loss) attributable to shareholders of Manitex International, Inc.	$0.09	$(0.01)
Diluted
Earnings (loss) from continuing operations attributable to shareholders of Manitex International, Inc.	$0.09	$(0.01)
Income (loss) from discontinued operations attributable to shareholders of Manitex International, Inc.	$—	$—
Earnings (loss) attributable to shareholders of Manitex International, Inc.	$0.09	$(0.01)
Weighted average common shares outstanding
Basic	16,105,601	15,836,423
Diluted	16,105,982	15,836,423

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$3,929	$8,578
Trade receivables (net)	86,285	63,388
Accounts receivable from related party	769	388
Other receivables	4,745	3,254
Inventory (net)	120,188	119,269
Deferred tax asset	2,951	2,951
Prepaid expense and other	4,218	4,872

Total current assets	223,085	202,700

Total fixed assets (net)	41,775	41,985
Intangible assets (net)	70,166	70,629
Goodwill	81,572	80,089
Other long-term assets	1,819	1,704
Non-marketable equity investment	5,713	5,752

Total assets	$424,130	$402,859

LIABILITIES AND EQUITY
Current liabilities
Notes payable—short term	$40,327	$30,323
Revolving credit facilities	2,392	1,795
Current portion of capital lease obligations	866	1,004
Accounts payable	65,334	62,137
Accounts payable related parties	1,899	1,611
Accrued expenses	20,842	21,053
Other current liabilities	2,779	2,113

Total current liabilities	134,439	120,036

Long-term liabilities
Revolving term credit facilities	51,372	46,097
Notes payable (net)	61,685	66,340
Capital lease obligations	5,751	5,850
Convertible note-related party (net)	6,770	6,737
Convertible note (net)	13,972	13,923
Deferred gain on sale of property	1,145	1,288
Deferred tax liability	4,593	4,525
Other long-term liabilities	7,858	7,763

Total long-term liabilities	153,146	152,523

Total liabilities	287,585	272,559

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2016 and December 31, 2015	—	—
Common Stock—no par value 25,000,000 shares authorized, 16,125,661 and 16,072,100 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	93,678	93,186
Paid in capital	2,531	2,630
Retained earnings	18,048	16,588
Accumulated other comprehensive loss	(3,323)	(5,392)

Equity attributable to shareholders of Manitex International, Inc.	110,934	107,012
Equity attributable to noncontrolling interest	25,611	23,288

Total equity	136,545	130,300

Total liabilities and equity	$424,130	$402,859

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2016	2015
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$1,333	$70
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	3,110	2,818
Changes in allowances for doubtful accounts	312	82
Changes in inventory reserves	305	14
Deferred income taxes	(16)	(85)
Amortization of deferred debt issuance costs	321	323
Amortization of debt discount	143	180
Change in value of interest rate swaps	(386)	—
Loss in non-marketable equity interest	39	39
Share-based compensation	285	573
Adjustment to deferred gain on sales and lease back	(118)	—
Gain on disposal of assets	(2,170)	(8)
Reserves for uncertain tax provisions	16	4
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(23,108)	1,181
(Increase) decrease in accounts receivable finance	—	—
(Increase) decrease in inventory	(2,895)	(3,326)
(Increase) decrease in prepaid expenses	688	(3,231)
(Increase) decrease in other assets	77	(147)
Increase (decrease) in accounts payable	1,819	2,693
Increase (decrease) in accrued expense	(749)	(14)
Increase (decrease) in income tax payable on ASV conversion	—	(16,500)
Increase (decrease) in other current liabilities	561	128
Increase (decrease) in other long-term liabilities	(127)	(338)
Discontinued operations - cash provided by (used in) for operating activities	—	163

Net cash used for operating activities	(20,560)	(15,381)

Cash flows from investing activities:

Acquisition of business, net of cash acquired	—	(18,991)
Proceeds from the sale of fixed assets	—	11
Proceeds from the sale of intellectual property (Note 17)	2,205
Purchase of property and equipment	(370)	(532)
Investment in intangibles other than goodwill	(19)	—
Investment received from noncontrolling interest (Note 17)	2,450

Net cash provided by (used for) investing activities	4,266	(19,512)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	5,295	5,313
Net borrowings on working capital facilities	9,318	3,177
New borrowings—convertible notes	—	15,000
New borrowings—term loan	—	14,000
New borrowings—other	701	4,323
Debt issuance costs incurred	(394)	(1,089)
Note payments	(7,359)	(3,118)
Shares repurchased for income tax withholding on share-based compensation	(42)	—
Proceeds from sale and lease back (Note 13)	4,080	—
Payments on capital lease obligations	(238)	(358)
Discontinued operations - cash used for financing activities	—	(29)

Net cash provided by financing activities	11,361	37,219

Net increase (decrease) in cash and cash equivalents	(4,933)	2,326
Effect of exchange rate changes on cash	284	(1,118)
Cash and cash equivalents at the beginning of the year	8,578	4,370

Cash and cash equivalents at end of period	$3,929	$5,578

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses both GAAP and non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended March 31, 2016, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “Adjusted EBITDA” (GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, and Foreign exchange and other, and depreciation and amortization) and Adjusted Net Income (net income attributable to Manitex shareholders adjusted for acquisition transaction related and restructuring and related expense, net of tax, and change in net income attributable to noncontrolling interest). These non-GAAP terms, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Neither Adjusted Net Income nor Adjusted EBITDA are a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing financial performance. Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of Operating Income to Adjusted EBITDA and Adjusted Net Income is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales and Adjusted Net Income represent key operating metrics for its business. GAAP Operating Income adjusted for acquisition transaction related expense, restructuring and related expense, Foreign exchange and other, and depreciation and amortization (Adjusted EBITDA), and Adjusted Net Income, GAAP net income adjusted for acquisition transaction and restructuring related expense are a key indicator used by management to evaluate operating performance. While Adjusted EBITDA and Adjusted Net Income are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. These calculations may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA and Adjusted Net Income to GAAP financial measures for the three month periods ended March 31, 2015 and 2016 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Operating Income to Adjusted EBITDA (in thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015
Operating income	$3,357	$2,050
Pre-tax:- transaction related, restructuring and related expense and foreign exchange and other adjustments	—	3,044
Depreciation & Amortization	3,110	2,818
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$6,467	$7,912
Adjusted EBITDA % to sales	6.3%	7.8%

Reconciliation of GAAP Net Income (loss) Attributable to Shareholders of Manitex International to Adjusted Net Income (loss) Attributable to Shareholders of Manitex International (in thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015
Net income (loss) attributable to shareholders	$1,460	$(224)
Pre – tax:- transaction related, restructuring and related and Foreign Exchange and other expense adjustments	(1,983)	3,044
Tax effect based on effective tax rate	793	(896)
Change in net income attributable to noncontrolling interest	—	(406)
Adjusted Net Income attributable to Manitex shareholders	$270	$1,518
Weighted average diluted shares outstanding	16,105,601	15,836,423
Diluted earnings (loss) per share attributable to shareholders as reported	$0.09	$(0.01)
Total EPS Effect	$(0.07)	$0.11
Adjusted Diluted earnings per share attributable to shareholders	$0.02	$0.10

Transaction and restructuring related expense

After tax expense and per share amounts (Adjusted Net Income) are calculated using pre-tax amounts, applying a tax rate based on the effective tax rate to arrive at an after-tax amount. This number is divided by the weighted average diluted shares to provide the impact on earnings per share. The company assesses the impact of these items because when discussing earnings per share, the Company adjusts for items it believes are not reflective of operating activities in the periods.

Three Months Ended March 31, 2016	Pre-tax	After-tax	EPS
Transaction related	$1,983	$1,190	$0.07
Total	$1,983	$1,190	$0.07

Three Months Ended March 31, 2015	Pre-tax	After-tax	EPS
Transaction related	$2,687	$1,903	$0.12
Restructuring and related expense	$357	$245	$0.02
Change in noncontrolling interest	$(406)	$(406)	$(0.03)
Total	$2,638	$1,742	$0.11

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	March 31, 2016	December 31, 2015	March 31, 2015
Backlog	$78,563	$82,522	$100,732
3/31/2016 Decrease v prior periods		(4.8%)	(22.0%)

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2016	December 31, 2015
Current Assets	$223,085	$202,700
Current Liabilities	134,439	$120,036
Current Ratio	1.7	1.7

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities. Debt to Adjusted EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month Adjusted EBITDA.

	March 31 , 2016	December 31, 2015
Current portion of long term debt	40,327	30,323
Current portion of capital lease obligations	866	1,004
Revolving credit facilities	2,392	1,795
Revolving term credit facilities	51,372	46,097
Notes payable – long term	61,685	66,340
Capital lease obligations	5,751	5,850
Convertible Notes	20,742	20,660
Debt	$183,135	$172,069

Adjusted EBITDA (TTM)	$24,361	$25,775
Debt to Adjusted EBITDA Ratio	7.5	6.7

Interest Cover is calculated by dividing Adjusted EBITDA (GAAP Operating Income adjusted for acquisition transaction expense and restructuring related expense and other exceptional costs and depreciation and amortization) for the trailing twelve month period by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period April 1, 2015 to March 31, 2016	12 Month Period January 1 2015 to December 31 2015
Adjusted EBITDA	$24,361	$25,775
Interest Expense	13,253	12,984
Interest Cover Ratio	1.8	2.0

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2016	December 31, 2015
Trade receivables (net)	$86,285	$63,388
Inventory (net)	120,188	119,269
Less: Accounts payable	65,334	62,137
Total Operating Working Capital	$141,139	$120,520
% of Trailing Three Month Annualized Net Sales	34.5%	32.2%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net sales	$102,361	$93,491	$101,042
Multiplied by 4	4	4	4
Trailing Three Month Annualized Net Sales	$409,444	$373,964	$404,168

Working capital is calculated as total current assets less total current liabilities

	March 31, 2016	December 31, 2015
Total Current Assets	$223,085	$202,700
Less: Total Current Liabilities	134,439	120,036
Working Capital	$88,646	$82,664